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                                                                    Exhibit 10.5




                                  FORM 53-901F

               Section 85 (1) -- Securities Act (British Columbia)
                        (or the equivalent thereof under
                   Canadian Provincial Securities Legislation)



1.       REPORTING ISSUER

         Ivanhoe Mines Ltd. ("Ivanhoe")
         World Trade Centre
         Suite 654 - 999 Canada Place
         Vancouver, British Columbia
         V6C 3E1

2.       DATE OF MATERIAL CHANGE

         September 10, 2002

3.       PRESS RELEASE

         Date of Issuance:     September 10, 2002
         Place of Issuance:    Vancouver, British Columbia

4.       SUMMARY OF MATERIAL CHANGE

         ABM Mining Ltd. ("ABM"), a wholly-owned subsidiary of Ivanhoe, indirectly acquired approximately Aus$74.9 million (U.S.$41 million) of project debt obligations owed to a third party institutional lender by ABM's wholly-owned subsidiary Goldamere Pty. Ltd. ("Goldamere"), the owner and operator of the Savage River iron ore mine and the Port Latta pellet plant (the "Savage River Project"), in consideration for a cash payment of Aus$15 million (U.S.$8.2 million).

5.       FULL DESCRIPTION OF MATERIAL CHANGE

         BACKGROUND

         Pursuant to a Project Facility Agreement dated January 12, 1998, as amended (the "Project Facility Agreement") UBS Australia Limited (the "Lender") agreed to provide credit facilities to Goldamere in the aggregate amount of approximately Aus$43 million (U.S.$23.6 million) (collectively the "Project Debt"). Pursuant to a Security Trust Deed dated November 13, 1998, as amended (the "Security Trust Deed"), the Project Debt is secured by a first lien over the assets of the Savage River Project. Under the terms of the Project Facility Agreement, Goldamere was required to implement a risk management program which involved, among other things, hedging currency risk in respect of the proceeds of the sale of iron ore from the Savage River Project (the "Hedging Arrangements"). Under the Hedging Arrangements, Goldamere was required to deliver to

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         the hedge counterparty U.S.$5 million of currency per month at an exchange rate of U.S.$0.6817:Aus$1.

         Pursuant to an asset purchase agreement dated December 10, 1996, as amended (the "Asset Purchase Agreement"), Goldamere agreed to purchase from the Crown in Right of the State of Tasmania (the "State"), the assets of the Savage River Project in consideration for a deferred payment of Aus$13 million (U.S.$7.1 million) (the Asset Purchase Price"). Under the terms of the Asset Purchase Agreement, the Asset Purchase Price was to be satisfied by way of environmental remediation expenditures to be made by Goldamere in respect of the past operation of the Savage River Project by the previous owner. Under the terms of the Security Trust Deed, the Asset Purchase Price was secured by a second lien over the assets of the Savage River Project.

         As a result of a significant weakening of the Australian dollar in relation to the U.S. dollar, the Hedging Arrangements required Goldamere to incur substantial ongoing currency exchange losses. As an interim relief measure, the Lender agreed to allow Goldamere to make the monthly U.S. dollar payments required pursuant to the Hedging Arrangements at the then prevailing Aus$:U.S.$ exchange rate rather than at the specified contract rate. An amount equal to the difference between the amount otherwise payable at the specified contract rate and the amount actually paid at the then prevailing exchange rate was then added to the principal amount of the Project Debt.

         Faced with a deteriorating international market for iron ore and continuing weakness in the Australian dollar, the management of Goldamere concluded that the economic viability of the Savage River Project could not be sustained under the burden of the Project Debt and Hedging Arrangement obligations and, in August 2001, approached the principal Savage River Project stakeholders to discuss alternatives for restructuring the mine plan and financial arrangements of the Savage River Project.

         PURCHASE AND SALE OF PROJECT DEBT

         Pursuant to a Project Facility Agreement Substitution Deed dated September 10, 2002, Arbutus Holding Ltd. ("Arbutus"), a wholly-owned subsidiary of ABM, acquired all of the Lender's rights in respect of the Project Debt and assumed all of the Lender's liabilities and obligations under the Project Facility Agreement. Pursuant to a Security Trust Deed Substitution Deed dated September 10, 2002, Arbutus succeeded to all of the Lender's rights, liabilities and obligations under the Security Trust Deed. In connection with, and as part of, these transactions, all remaining currency exchange transactions and obligations under the Hedging Arrangements were closed out and the residual liabilities resulting from the closing out of these transactions and obligations (the "Close Out Amounts") were added to the Project Debt acquired by Arbutus. As consideration for the Project Debt (including the Close Out Amounts), Arbutus paid to the Lender cash in the amount of Aus$15 million (U.S.$8.2 million).



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         Prior to the close out of the Hedging Arrangements, the aggregate principal amount and all accrued interest in respect of the Project Debt was approximately Aus$61.5 million (U.S.$33.7 million). After the addition of the Close Out Amounts, the total Project Debt acquired by Arbutus from the Lender was approximately Aus$74.9 million (U.S.$41 million).

         REORGANIZATION OF STATE SECURITY

         In connection with Arbutus' acquisition from the Lender of the Project Debt and related security, the State agreed to relinquish its security under the Security Trust Deed in respect of the unpaid Asset Purchase Price. As consideration for the relinquishment, Goldamere agreed to lodge with the State a bank guarantee in the amount of Aus$2.8 million (U.S.$1.5 million) as substitute security for Goldamere's obligations under the Asset Purchase Agreement to either pay the deferred Asset Purchase Price in cash or to incur environmental remediation expenditures in respect of the Savage River Project in an aggregate amount equal to the deferred Purchase Price plus accrued interest. Goldamere and the State also agreed upon a variation of the time for, and manner of payment of, interest in respect of the Asset Purchase Price.

         FINANCIAL IMPACT

         The acquisition of the Project Debt and the related elimination of the Hedging Arrangements is expected to save Goldamere approximately Aus$21.5 million (U.S.$11.8 million) in annual currency exchange losses, Aus$4.3 million (U.S.$2.4 million) per year in related interest charges and Aus$74.9 million (U.S.$41 million) in principal repayment obligations to the Lender. The transaction will have the effect of reducing current and long term liabilities on Ivanhoe's consolidated balance sheet by approximately Aus$74.9 million (U.S.$41 million). As a result of the substantial write-down in the carrying value of the Savage River Project recorded as of the end of fiscal 2001, Ivanhoe expects its financial statements for the fiscal quarter ending September 30, 2002 to reflect an extraordinary gain, based on the acquisition of the Project Debt, of approximately Aus$53 million (U.S.$29 million).

6.       RELIANCE ON SECTION 85 (2) OF THE ACT

         Not applicable

7.       OMITTED INFORMATION

         Not applicable


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8.       SENIOR OFFICER

         For further information contact:

         Beverly Bartlett
         Ivanhoe Mines Ltd.
         World Trade Centre
         Suite 654 - 999 Canada Place
         Vancouver, British Columbia
         V6C 3E1

         Telephone:  (604) 688-5755

9.       STATEMENT OF SENIOR OFFICER

         The foregoing accurately discloses the material change referred to herein.

         DATED at Vancouver, British Columbia this 16th day of September, 2002.


         IVANHOE MINES LTD.



         Per:       "Beverly Bartlett"
                  --------------------------------------------
                   Beverly Bartlett
                   Corporate Secretary